Exhibit 99.1

News Release

Sonic to Acquire DivX

Combination Creates Digital Video Delivery Powerhouse;

Streamlines “Over the Top” Distribution of Hollywood Movies

Novato and San Diego, CA (June 2, 2010) — Sonic Solutions® (NASDAQ: SNIC) and DivX, Inc. (NASDAQ: DIVX) today jointly announced that they have signed a definitive merger agreement for Sonic Solutions to acquire DivX, Inc., a leading digital media company, based in San Diego, California. Under the terms of the agreement, approved by the boards of directors of both companies, Sonic would acquire all the outstanding shares of DivX and merge DivX operations into those of Sonic. DivX stockholders would receive a combination of cash and stock equal to $3.75 in cash and 0.514 shares of Sonic common stock for each share of DivX they hold. The acquisition, which is expected to close in September 2010, is subject to approval of the shareholders of both companies as well as applicable regulatory approvals and customary closing conditions.

For more than 20 years, Sonic has been the leader in developing technologies for the preparation and delivery of entertainment content in popular formats — CD, DVD, Blu-ray Disc and most recently Internet delivery of video. The acquisition of DivX is expected to advance Sonic’s mission to deliver technology that makes it easy and convenient for retailers, online services, Hollywood studios, and manufacturers of CE and mobile devices to distribute premium digital video content over the Internet. DivX is expected to enable Sonic to deepen and broaden the technology it offers for Internet-based video delivery and expand its relationships with leading retailers and consumer electronics manufacturers.

DivX is a leading digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. The DivX brand is recognized worldwide and supported by a community of millions of consumers. DivX technology — encoders for formatting video, decoders for playback, and digital rights management (DRM) for content protection — resides on over 300 million devices shipped into the global market from all major CE manufacturers including over 8,500 models of digital televisions, DVD and Blu-ray Disc players, and over 80 different mobile handsets. In addition, the DivX web properties enjoy more than 12 million unique visits each month.

Sonic believes that the acquisition of DivX will provide a number of key benefits:

•	The acquisition is expected to be accretive to Sonic’s shareholders, potentially doubling fiscal year 2012 earnings per share on a non-GAAP basis.

•

The DivX technologies are expected to give Sonic a more extensive solution for Internet video delivery including the dominant tools for content preparation in “the cloud,” video playback, and Hollywood-approved DRM.

•

DivX is expected to provide leverage to Sonic’s strategy of consumer electronics deployment – the DivX player and DRM is deployed in products from more than 150 different CE manufacturers worldwide on millions of devices.

Sonic to Acquire DivX	2

•	The DivX brand is known worldwide as an indicator of compatibility, quality, and ease of use.

Overall, the combination of DivX technology, capabilities, and market position is expected to advance Sonic’s mission: To make publishing, delivery, and enjoyment of movies over the Internet as easy and widespread as DVD delivery is today.

“Our studio, storefront, and consumer electronics partners agree: they want a clear and efficient path to deliver premium content to their customers,” said Dave Habiger, president and CEO of Sonic Solutions. “The combination of Sonic and DivX promises to be the foremost provider of platforms, tools, and technologies for the efficient delivery of premium video entertainment to virtually any type of consumer electronics device. We expect DivX’s deep technology and broad deployment in the CE and mobile areas to give us significant leverage as we expand and enhance our RoxioNow premium entertainment platform.”

“Sonic and DivX are both market leaders in digital media and share similar visions about a better media future for consumers,” stated Kevin Hell, CEO of DivX. “We also share similar cultures and both recognize the tremendous market opportunity that lies ahead for Internet video services. By combining our products, technologies, partnerships, and talented employees, we immediately create a complete end-to-end delivery platform for digital media, with expanded reach and capacity, at a perfect time to capitalize on the market’s rapid development. With the acquisition of DivX, Sonic should be extremely well positioned to serve existing customers, attract new partners, and increase our market presence and potential.”

The current Sonic management team (including Dave Habiger, Clay Leighton, Paul Norris, Mark Ely, and Matt DiMaria) will lead the combined company, augmented with key managers and executives from DivX. Kevin Hell, DivX’s chief executive officer, Dan Halvorson, DivX’s chief financial officer and executive vice president, operations, and David Richter, DivX’s executive vice president, business & legal affairs and general counsel, will be cooperating closely with the Sonic team to close the transaction and integrate the companies, but will not continue in the combined company in their current positions. Following completion of the merger, DivX stockholders will own approximately 35% of the combined company’s capital stock. Sonic expects to add two members of the DivX board of directors, to be named later, to its board at the closing of the transaction.

Oppenheimer & Co. is acting as DivX’s exclusive financial advisor in the transaction.

Sonic Earnings Preview and Announcement

As previously announced, Sonic plans to release its financial results for the fourth fiscal quarter and full year (ending March 31, 2010) on Thursday, June 3. In order to facilitate discussion with investors on the impact of the DivX merger, Sonic is announcing today the following key points from its upcoming earnings announcement:

For the fourth quarter ended March 31, 2010, Sonic recorded $26.4 million in revenue, $1.2 million in net income or $0.04 per fully diluted share on a GAAP basis. Sonic expects that, for the first quarter of the 2011 fiscal year (the quarter ending June 30, 2010), it will generate approximately $25.0 million in revenue.

Shareholders and investors interested in more detail are encouraged to review the announcement Sonic will make tomorrow, as well as Sonic’s Annual Report on Form 10-K, which it plans to file shortly. In light of today’s announcement, Sonic will not be hosting its previously scheduled earnings conference call on June 3, and instead encourages participation in the following joint conference call.

Conference Call Regarding DivX Acquisition

Members of the Sonic and DivX management teams will lead a conference call to discuss details of the acquisition on Wednesday, June 2, 2010 at 5:30 am PDT (8:30 am EDT). Investors are invited to listen by dialing (877) 293-5493 (domestic) or (707) 287-9350 (international) or via webcast on the investor sections of the Sonic Web site at www.sonic.com/about/investor/ and the DivX Web site at http://investors.divx.com/. A telephone replay will also be available shortly following the call on Wednesday, June 2, 2010 through midnight (PT) on

Sonic to Acquire DivX	3

Wednesday, June 9, 2010. The replay will be available by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and referencing the conference ID number 79492916. A replay will also be available via Webcast at www.sonic.com/about/investor/ and the DivX Web site at http://investors.divx.com/.

About DivX

DivX, Inc. is a leading digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment—the PC, the television and mobile devices. Over 300 million DivX devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

About Sonic Solutions

Sonic Solutions® (NASDAQ: SNIC) is powering the digital media ecosystem through its complete range of Hollywood to Home™ applications, services, and technologies. Sonic’s Roxio products enable consumers to easily manage and enjoy personal media and premium Hollywood entertainment on a broad range of connected devices. A wide array of leading technology firms, professionals, businesses, and developers rely on Sonic to bring innovative digital media functionality to next-generation devices and platforms. Sonic Solutions is headquartered in Marin County, California.

Forward Looking Statements

This release may contain forward looking statements that are based upon current expectations, including the timing of the proposed merger, the expected effects of the merger on the combined operations and financial results of Sonic Solutions and DivX and other matters related to the proposed merger as well as the launch, distribution, and market acceptance of their applications, technologies and services. Actual results could differ materially from those projected in the forward looking statements as a result of various risks and uncertainties, including risks relating to completing the merger and the timing of closing and risks relating to obtaining the expected benefits of the merger, as well as those discussed in the annual and quarterly reports filed by Sonic Solutions and DivX with the Securities and Exchange Commission (the “SEC”). This press release should be read in conjunction with the most recent annual reports on Form 10-K, Form 10-Q and other reports filed by Sonic Solutions and DivX with the SEC, which contain more detailed discussion of the businesses and risks of Sonic Solutions and DivX, including risks and uncertainties that may affect future results. Neither Sonic Solutions nor DivX undertakes to update any forward-looking statements of Sonic Solutions or DivX, except as required by law.

Sonic, the Sonic logo, Sonic Solutions, Roxio, RoxioNow, and Hollywood to Home, are trademarks or registered trademarks owned by Sonic Solutions in the United States and/or other countries. DivX and the DivX logo are trademarks or registered trademark owned by DivX, Inc. in the United States and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic Solutions under license.

Additional Information

This press release is not a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Sonic Solutions, and it is not a substitute for any proxy statement or other filings that may be made with the SEC with respect to the merger. When such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information. Any such documents, once filed, will be available free of charge at the SEC's website (www.sec.gov) and from Sonic Solutions and its corporate website (www.sonic.com) or from DivX and its corporate website (www.divx.com).

Sonic Solutions, DivX and their respective directors, executive officers and other members of their management may be deemed to be soliciting proxies from shareholders of Sonic Solutions or DivX in favor of the merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of these shareholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC. Information about the directors and executive officers of Sonic Solutions may be found in its definitive proxy statement filed with the SEC on October 1, 2009. Information about the directors and executive officers of DivX may be found in its definitive proxy statement filed with the SEC on April 20, 2010. These documents will be available free of charge once available at the SEC's web site at www.sec.gov or by directing a request to either Sonic Solutions or DivX.

Contact Information:

Investor Relations Contact(s)

Nils Erdmann, Sonic Solutions, 415-893-8032, nils_erdmann@sonic.com

Karen A. Fisher, DivX, 858-882-6415, kfisher@divxcorp.com

Press Contact(s):

Chris Taylor, Sonic Solutions, 408-367-5231, chris_taylor@sonic.com

Jen Baumgartner, DivX, 503-901-5371, jbaumgartner@divxcorp.com,